                                                                    EXHIBIT 10.3


February 11, 1999

Jakks Pacific, Inc.
22761 Pacific Coast Highway, Suite 226
Malibu, CA  90265

Attn:   Stephen Berman, President

RE: CONSUMER PRODUCT LICENSE BETWEEN TITAN SPORTS, INC. ("TITAN")-W-JAKKS PACIFIC, INC. ("LICENSEE")

Dear Mr. Berman:

Reference is hereby made to that certain Agreement between the parties dated October 24, 1995 and as amended by a First Amendment dated April 22, 1996, a Second Amendment dated January 21, 1997, a Third Amendment date December 3, 1997, a Fourth Amendment dated January 29, 1998 and a Fifth Amendment dated June 24, 1998 (collectively, the "Agreement"), all in full force and effect as of the date hereof. For good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties have agreed to amend the Agreement as follows ("Sixth Amendment"):

1.     The Parties agree to amend paragraph 1 (e) to the Agreement as follows:

       "(c) The term "Licensed Products" shall collectively mean the following items;

       Licensed Toy Products: Articulated and non-articulated, talking and non-talking figures from 8"and up size, and mini figures from 2" and under (sold separately or in mini wrestling environments, such mini wrestling environments must not include vehicles or motorcycles) made from a variety of materials and constructions, including without limited to PVC and vinyl, styrene and/or other plastic materials, resin and stretch material; accessories and other articles not expressly created to be sold for use with the figures; play sets, dioramas and environments designed to interact with said figures; non-electronic role-playing toys, defined as dress-up sets and accessories, microphones, uniforms, costumes and children's masks sold in toy aisles and not designed as Halloween costumes; collector cases for figures; puzzles; skill and action games; and 6" and up fabric, soft body filled toys in the shape of wrestlers. Figures to be sold separately or in diorama scenes (individually referred to as "Licensed Toy Products"). None of the Licensed Toy Products are to be operated by remote control or radio control or to be made from die cast material. Electronic games, electric games, electronic stretch figures, card games, target games and tug-of-war games are also specifically excluded from the Licensed Toy Products".

       NHRA Licensed Products: Die cast and plastic WWF/NHRA funny car toy that is an exact replica of Toliver Motor Sports, Inc.'s 1999 WWF sponsored NHRA funny car with a suggested retail price of $19.95 or less. Figures from 8" and up in size and mini figures from 2" and under related to the WWF/NHRA funny only and related figures, playsets and accessories, dioramas and environments designed to interact with the WWF/NHRA funny car and the related figures; all as approved by Titan in advance. The Licensed NHRA Products may be operated by remote control or radio control. Electronic games, electric games, electronic stretch figures, card games, target games and tug o war games are however specifically excluded from NHRA Licensed Products (hereinafter individually referred to as "NHRA Licensed Products").

2.     The parties agree to amend paragraph 1 (i) of the Agreement as follows:

              The term "Territory" shall mean the following:

              United States, its territories and possessions and Canada."

3. The parties hereby amend paragraph 4(a) of the Agreement by adding the following additional paragraph after the original Advance Royalty paragraph:

              "On execution of this Sixth Amendment, the Licensee agrees to pay to Titan the following non-refundable Advance Royalty Amount with respect to the NHRA Licensed Products, which shall be set off as a credit against the royalties due to Titan under subparagraph 4(b):

             Advanced Royalty Amount for the NHRA Licensed Products

                Five Hundred Thousand US Dollars (US $500,00.00).

          The Advance Royalty Amount for the NHRA Licensed Products shall be paid in accordance with the following schedule:

          DUE DATE                                          AMOUNT DUE

          Upon Execution                                    US $100,000.00

          February 28, 1999                                 US $100,000.00

          March 30, 1999                                    US $100,000.00

          April 30, 1999                                    US $100,000.00

          May 30, 1999                                      US $100,000.00

          TOTAL                                             US $500,000.00

       If Titan has not received any installment of the Advance Royalty Amount within fifteen (15) days from the Due Date set forth above, Titan shall have the right to terminate this Agreement, with immediate effect, by providing the Licensee with written notice of termination."

4. The parties hereby agree to add Paragraph 9 entitled "Licensee Representations and Warranties", as provided below, to the Agreement:

       "Licensee represents and warrants that it has entered into a license agreement with the National Hot Rod Association and/or NHRA Properties (collectively "NHRA") for the rights to use the name and logo of the NHRA, its likeness and other distinctive indicia of same ("NHRA Property") on certain merchandise, including without limitation die vast and plastic fumy car toys, and, based on that representation, Licensee has the right to manufacture, distribute, sell or otherwise disseminate the foregoing NHRA Property in conjunction with and/or association with the NHRA Licensed Products, as specifically defined herein. It is further understood and agreed by Licensee that the foregoing sentence is a material condition to this Agreement, the breach of which shall result in immediate termination."

5. All terms not defined herein shall have the same meaning given them in the Agreement. Except as expressly or by necessary implication modified hereby, the terms and conditions of the Agreement are hereby ratified and confirmed without limitation or exception.

Please confirm acceptance of the Sixth Amendment as set forth above on behalf of Licensee in the space provided below on each of the enclosed two (2) copies and return them to me. One fully-executed copy will be returned to you for your records.

Very truly yours,



/s/ C. Scott Amann
C. Scott Amann
Associate Counsel



ACCEPTED AND AGREED:
JAKKS PACIFIC, INC.                    TITAN SPORTS, INC.
("Licensee")                           ("Titan")

By:  /s/ Jack Friedman                 By:  /s/  Linda E. McMahon

Its: Chief Executive Officer           Its:  President / Chief Executive Officer

Date:  February 11, 1999               Date:  February 19, 1999